Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL RECEIVES RULING FOR

CONTINUED LISTING ON THE NASDAQ SMALLCAP MARKET

Fremont, Calif., October 28, 2004 — Curon Medical, Inc. (NASDAQ SC: CURNE) announced today that the Company received notification of a ruling by the Nasdaq Listing Qualifications Panel of The Nasdaq Stock Market. The panel informed the Company that it has determined to continue the listing of the Company’s securities based upon the Company’s current compliance with all requirements for continued listing on the Nasdaq SmallCap Market.

Effective upon the open of business on Friday, October 29, 2004, Nasdaq will remove the fifth character “E” from the Company’s trading symbol, which will then revert back to “CURN.” Continued listing will depend on compliance with the certain conditions imposed by the Nasdaq Listing Qualifications Panel, including the timely filing of all periodic reports for all reporting periods beginning with September 30, 2004 and ending on September 30, 2005.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta® System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca® System for the treatment of fecal incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

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